Exhibit 99.1

For Immediate Release

FOR INFORMATION CONTACT:
Debbie Lucas (dlucas@amreit.com)
AmREIT, (713) 850-1400

AmREIT REPORTS FIRST QUARTER EARNINGS AND FFO

HOUSTON, May 3, 2006 – AmREIT (AMEX: AMY), a Houston-based real estate development and operating company that has elected to be taxed as a real estate investment trust, announced today financial results for the first quarter 2006. Following are the financial highlights:

•

Funds from Operations (FFO) available to our Class A common shareholders for the first quarter 2006 were $391,000, or $0.06 per share, which is ahead of first quarter 2006 guidance by $0.01 per share.  This compares to first quarter 2005 reported FFO of $459,000 or $0.13 per share;

•	Revenues for the first quarter 2006 increased 107% to $11.6 million as compared to $5.6 million for the same period in 2005;
•

Net loss available to our Class A common shareholders for the first quarter 2006 was a loss of $1.8 million, or ($0.28) per share. This compares to our first quarter 2005 reported net loss of $274,000 or ($0.08) per share;

•

We acquired Uptown Plaza – Dallas, a 34,000 square foot shopping center directly across from the Crescent Hotel and the new Ritz Carlton Hotel in Dallas, Texas on March 31, 2006, which is anticipated to generate net operating income of $1.3 million per annum;

•	The Board of Trust Managers declared dividends of $0.1242 per Class A common share for the second quarter 2006, which will be paid out on a monthly basis;
•	Total assets increased from a book value of $315 million as of December 31, 2005 to a book value of $327 million as of March 31, 2006; and
•	Total assets owned by the merchant development funds in our asset advisory business have a book value of approximately $140 million.

Total FFO available to all common shareholders for the quarter was $3.3 million and dividends paid to all classes of common shareholders equaled $3.7 million.  This compares to the same quarter in 2005 where we reported FFO available to all common shareholders of $2.1 million and dividends to all classes of common shareholders of $2.1 million.  We anticipate that total FFO available to all common shareholders for 2006 will be $16.5 million and total dividends to all classes of common shareholders are anticipated to be $14.8 million.  Management’s long term goal is to grow the portfolio activities such that the FFO generated from the portfolio will cover dividends paid to all classes of stock.  For 2006, the portfolio is estimated to cover 92% of the dividends paid.

AmREIT operates three distinct businesses:  First, as a real estate development and operating company we create value by providing construction, development, acquisition, disposition, brokerage, leasing and property management services to our own portfolio, to third parties, and to our affiliated asset advisory group.  Second, our asset advisory business raises private capital for our merchant development partnership funds. Finally, we own a portfolio of Irreplaceable CornersTM that provides a solid foundation for our revenue growth through its steady stream of rental income.  These three segments collectively contribute to our overall financial growth and earnings.

“Through the end of the first quarter, we are tracking ahead of budget, and ahead of our guidance for the first quarter. None the less, the balance of the year will continue to be challenging due to the transactional nature of our budgeted earnings,” said Chad C. Braun, AmREIT’s Chief Financial Officer.  “Based on our current period results, we are affirming our annual FFO guidance of $0.71 to $0.77 per Class A common share, and are announcing FFO guidance for the second quarter ended June 31, 2006 of $0.06 to $0.10 per Class A common share.”

Real Estate Development and Operations

Our real estate development and operating business generated $1.7 million (including discontinued operations and net of construction expense) in revenue during the first quarter, up 59% as compared to the $1.1 million generated in the first quarter of 2005.  We anticipate this business to generate total 2006 revenues of $10.5 million (net of construction expense), a 35% expected annual increase.

Expenses associated with this line of business for the first quarter were approximately $1.8 million, resulting in net loss to our class A common shares of $77,000.

The real estate development and operating business reduced FFO available to Class A common shares by approximately $77,000, or ($0.01) per share for the quarter.  Anticipated FFO per Class A common share for 2006 from this segment is budgeted at $0.13 to $0.15 a share, or approximately 18% of total 2006 budgeted FFO.  This business is transactional and the timing of these contributions from quarter to quarter is hard to predict.

Our pipeline of development and re-development opportunities for third parties and for our asset advisory group includes approximately 700,000 square feet under various stages of development and an additional 400,000 square feet in various stages of pre-development.  Together, this represents over $90 million in active development and re-development projects. Of this, 662,000 square feet is scheduled for completion in 2006.

Asset Advisory Business

For 21 years we have been raising private capital for our real estate merchant development partnership funds and building relationships in the financial planning community, earning fees and sharing in profits from those activities.  To date, we have sponsored six actively managed income and growth funds, with the first two having substantially liquidated and generating back end profit participation to the general partners.

The remaining four funds are anticipated to enter liquidation phases in 2008, 2010, 2011 and 2012, respectively.  As these funds enter into liquidation, we expect to receive economic benefit from our profit participation, after certain preferred returns have been paid to the partnerships’ limited partners.

As of March 31, 2006, we had a combined $74 million in equity capital under management in our four active funds, and anticipate increasing the equity under management in these funds to $120 million by year end. For the quarter, this group generated total revenues of $1.6 million, with $1.4 million related to securities commissions earned on sales of units in our merchant development funds and $158,000 related to recurring asset management fees.  We anticipate asset management fees in 2006 to increase 88% over 2005 to $930,000.

For the quarter, expenses associated with this line of business were approximately $1.8 million, comprised of $1 million in securities commission expense and $800,000 of general and administrative expense.  The result was a net loss to our Class A common shares of $215,000.

The asset advisory group reduced FFO available to Class A common shares by approximately $185,000, or $0.03 per share for the quarter.  Anticipated FFO per Class A common share for 2006 from this segment is budgeted at $0.02 to $0.03 a share, or approximately 2% of total 2006 FFO.  The asset advisory group is anticipated to increase its contribution to FFO as we grow equity under management from the current $74 million to an anticipated critical mass of $250 million within the next twenty-four months.  As our existing funds enter into liquidation, they can produce general partner back-end profit participation interests, which can provide additional contributions to FFO.

Portfolio of Irreplaceable Corners

Our portfolio acts as the primary source of recurring income to our business model, contributing approximately 58% in total revenues, and consists of premier retail properties typically located on “Main and Main” intersections in high-traffic, highly populated affluent areas.  As of March 31, 2006, we owned 49 properties, with approximately 84% of our rental income coming from properties located in major Texas metropolitan areas.  82% of the portfolio consists of multi-tenant, grocery anchored and lifestyle shopping centers.  The remaining 18% comes primarily from single tenant, parent company guaranteed leased properties.

The portfolio generated $6.8 million in operating revenue during the first quarter of 2006, up 51% as compared to the $4.5 million generated for the same period in 2005.  We anticipate this business to generate total 2006 operating revenues of $33 million, a 44% annual increase over 2005.

Expenses associated with our portfolio were approximately $5.4 million, comprised of $1 million in property expenses, $2.2 million in depreciation and amortization, $1.6 million in interest expense and $633,000 in general and administrative expense.  Revenues were further reduced by $2.9 million due to the allocation of dividends from our non-traded shares on a pro-rata basis based on net income contribution of the segment, resulting in a net loss to our Class A common shares of $1.5 million.

FFO contributions from the portfolio totaled approximately $652,000 or $0.10 per Class A common share for the quarter.  Anticipated FFO available to Class A common shares for 2006 from this segment is budgeted at $0.56 to $0.59 per share, or approximately 81% of total 2006 FFO.  We believe this is a recurring and dependable income stream that will support the monthly dividends, and we strive to have the portfolio cover 100% of the dividends paid to all classes of common shares.

Our overall occupancy as of March 31, 2006 was approximately 94.7%.

AmREIT updates annual earnings guidance on a quarterly basis.

Conference Call

AmREIT will hold its quarterly conference call to discuss first quarter 2006 results Thursday, May 4th, at 10:00 am Central Time (11:00 am Eastern Time). Interested parties are encouraged to access the live webcast by visiting the investor relations page of AmREIT’s website at www.amreit.com.  The dial-in number for the call is 1-877-407-8031. The call will also be available for replay for 60 days by dialing 1-877-660-6853, account number 286, ID number 199322.

The company has published additional forward-looking statements in its first quarter 2006 supplemental information package that may help investors estimate earnings for 2006.  A copy of the company’s first quarter 2006 supplemental information will be available on the company’s web site at www.amreit.com or by written request to Debbie Lucas, Investor Relations, AmREIT, 8 Greenway Plaza, Suite 1000, Houston, Texas 77046.  The information provided in the supplemental package is unaudited and there can be no assurance that the information will not vary from the final information for the quarter ended March 31, 2006.  AmREIT may, but assumes no obligation to, update information in the supplemental package from time to time.

About AmREIT

AmREIT (AMEX: AMY) is a growing real estate company that has delivered results to our investors for 21 years. Our mission is to establish a real estate business that can realize growth in income in any market cycle – a company with strong earnings power from multiple sources. This mission has led us into three distinct businesses. First, as a real estate development and operating company, we construct, develop, acquire, dispose of, broker, lease and manage properties for our shareholders as well as for our asset advisory group and third parties. Second, we have an asset advisory group which raises private capital for and generates fees from our merchant development partnership funds. And third, we own a portfolio of “Irreplaceable Corners™” – premier retail properties in high-traffic, highly populated areas – which are held for long-term value and provide a steady stream of rental income.  As of March 31, 2006, AmREIT has over 1.0 million square feet of retail centers in various stages of development or in the pipeline for both our advisory group and for third parties.  As of March 31, 2006, our total assets have a book value of $327 million and our asset advisory group manages an additional $140 million in total assets.

In addition to historical information, this press release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which AmREIT operates, management’s beliefs and assumptions made by management. Past performance is not indicative of future returns. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy any public or private securities from the company. The purchase of any securities may only be made pursuant to a prospectus.

For more information, call Debbie Lucas, Vice President Investor Relations & Corporate Communications or Chad Braun, Chief Financial Officer of AmREIT, at (713) 850-1400. AmREIT is online at www.amreit.com.

(Tables to Follow)

Operating Results
(in thousands, except share and per share data)
(Unaudited)

	Three Months Ended March 31,

	2006	2005

Revenues:
Rental income from operating leases	$5,834	$3,962
Earned income from direct financing leases	507	507
Real estate fee income	751	236
Real estate fee income – related party	767	758
Construction revenues	621	—
Construction revenues – related party	1,173	—
Securities commission income – related party	1,391	—
Asset management fee income – related party	158	117
Interest and other income	386	48

Total Revenues	11,588	5,628
Expenses:
General operating and administrative	2,133	1,158
Property expense	1,022	695
Construction costs	1,675	—
Legal and professional	842	584
Securities commissions	1,017	—
Depreciation and amortization	2,192	1,055

Total Expenses	8,881	3,492
Operating Income	2,707	2,136
Income from retail partnerships and other affiliates	98	31
Federal income tax expense	81	(20)
Interest expense	(1,743)	(1,495)
Minority interest in income of consolidated joint ventures	(39)	(1)

Income before discontinued operations	1,104	651
(Loss) income from discontinued operations	(16)	707
Gain on sale of real estate acquired for resale	5	—

Net income	1,093	1,358
Distributions paid to class B, C and D shareholders	(2,906)	(1,632)

Net loss available to class A shareholders	$(1,813)	$(274)

(in thousands, except share and per share data)
(Unaudited)

	Three Months Ended March 31,

	2006	2005

Reconciliation of Net Income (loss) before discontinued operations to Funds From Operations (“FFO”):
Income (loss) before discontinued operations	$1,104	$651
Income from discontinued operations	(11)	707
Depreciation – from operations	1,989	913
Depreciation – from discontinued operations	185	55
Adjustment for non-consolidated affiliates	30	15
Gain on sale of real estate held for investment	—	(250)
Class B, C and D distributions	(2,906)	(1,632)

FFO available to class A shares	$391	$459
Basic and Diluted Per Class A Share Data:
Loss before discontinued operations	$(0.28)	$(0.28)
Income from discontinued operations	$0.00	$0.20

Net loss	$(0.28)	$(0.08)
FFO	$0.06	$0.13
Distributions per class A share	$0.12	$0.12
Distributions per class B, C and D share	$0.52	$0.52
Weighted average class A common shares used to compute net income per share, basic and diluted	6,424,570	3,471,028
Weighted average number of class B common shares outstanding	2,120,631	2,228,096
Weighted average number of class C common shares outstanding	4,128,252	4,075,319
Weighted average number of class D common shares outstanding	11,048,283	3,057,077

Balance Sheet Highlights
(in thousands)

	March 31, 2006	December 31, 2005

		(Unaudited)
Real estate held for investment, net	$265,223	$241,301
Net investment in direct financing leases	19,210	19,212
Real estate held for resale, net	—	3,569
Total assets	326,739	314,971
Notes payable	133,271	114,687
Total liabilities	141,098	126,510
Minority interest	1,188	1,176
Total shareholders’ equity	184,453	187,285

Schedule of Notes Payable Maturities:

Scheduled Payments by Year	Scheduled Principal Payments	Term-Loan Maturities	Total Payments

2006	$884	—	884
2007 (includes Credit Facility)	1,257	19,689	20,946
2008	1,349	13,410	14,759
2009	1,448	—	1,448
2010	1,560	—	1,560
Beyond five years	27,373	65,253	92,626
Unamortized debt premiums	—	1,048	1,048

Total	$33,871	$99,400	$133,271

Non-GAAP Financial Disclosure

This press release contains certain non-GAAP financial measures that management believes are useful in evaluating an equity REIT’s performance. AmREIT’s definitions and calculations of non-GAAP financial measures may differ from those used by other equity REIT’s, and therefore may not be comparable. The non-GAAP financial measures should not be considered as an alternative to net income as an indication of our operating results, or to net cash provided by operating activities as a measure of our liquidity.

AmREIT considers FFO to be an appropriate measure of the operating performance of an equity REIT. The National Association of Real Estate Investment Trusts (“NAREIT”) defines FFO as net income computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains or losses from sales of property, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. AmREIT calculates its FFO in accordance with this definition. The Company considers FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses on dispositions and excluding depreciation, FFO is a helpful tool that can assist in the comparison of the operating performance of a company’s real estate between periods, or as compared to different companies. FFO is not defined by GAAP and should not be considered as an alternative to net income as an indication of our operating performance or to net cash provided by operating activities as a measure of our liquidity. FFO as disclosed by other REITs may not be comparable to AmREIT’s calculation.

Projected FFO is calculated in a method consistent with historical FFO, and AmREIT considers projected FFO to be an appropriate supplemental measure when compared with projected EPS. A reconciliation of the projected FFO to projected EPS per share is provided below:

	Projected 2006 Range

			Historical
	High	Low	12/31/05

Net (loss)/income available to class A shareholders	$(0.41)	$(0.45)	$0.17

Depreciation and amortization	1.18	1.16	1.18
Less gain on sale of real estate	—	—	(0.65)

FFO available to class A shareholders	$0.77	$0.71	$0.70

###